                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             CASINO AMERICA, INC.
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                             CASINO AMERICA, INC.
                              711 WASHINGTON LOOP
                           BILOXI, MISSISSIPPI 39530
                                (601) 436-7000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To be Held on November 14, 1996

                               ----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Casino America, Inc., a Delaware corporation (the "Company"), will be held on Thursday, November 14, at 10:00 a.m., Pompano Beach, Florida time, at Pompano Park, 1800 S.W. 3rd Street, Pompano Beach, Florida, 33069, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

(1) To elect six persons to the Company's Board of Directors;

(2) To approve an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder from an aggregate of 708,750 shares to an aggregate of 1,058,750 shares;

(3) To approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder from an aggregate of 850,000 shares to an aggregate of 1,200,000 shares;

(4) To approve the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending April 30, 1997; and

(5) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Pursuant to the Company's by-laws, the Board of Directors has fixed the close of business on October 15, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended April 30, 1996 also accompanies this Notice.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Bernard Goldstein, Chairman and
                                           Chief Executive Officer
Biloxi, Mississippi
October 17, 1996

                             CASINO AMERICA, INC.
                              711 WASHINGTON LOOP
                           BILOXI, MISSISSIPPI 39530
                                (601) 436-7000

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Casino America, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on November 14, 1996, beginning at 10:00 a.m., Pompano Beach, Florida time, at Pompano Park, 1800 S.W. 3rd Street, Pompano Beach, Florida, 33069, and at any adjournment(s) thereof. The approximate date on which this Proxy Statement and the enclosed proxy are first being mailed to stockholders is October 17, 1996.

                         VOTING RIGHTS AND PROCEDURES

  The Company's common stock, $.01 par value per share (the "Common Stock"), is the only issued and outstanding class of stock. At the close of business on July 31, 1996, the Company had outstanding 22,572,751 shares of Common Stock (each, a "Share"). Each Share entitles the holder thereof to one vote on each matter submitted to a vote of stockholders. Only holders of record of the Common Stock on October 15, 1996 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

  Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. A stockholder who submits a proxy on the accompanying form has the right to revoke it at any time prior to its use by
(i) delivering a written notice to the Secretary of the Company, (ii) executing a later-dated proxy or (iii) attending the Annual Meeting and voting in person. The form of proxy provides a space for stockholders to withhold their vote for any proposal. Stockholders are urged to indicate their vote on each matter in the space provided. If a properly executed proxy form is returned to the Company and no space is marked, it will be voted by the persons therein named at the meeting: (i) for the election of the directors recommended by the Board of Directors; (ii) to approve an amendment to the Company's 1992 Stock Option Plan (the "1992 Plan") to increase the number of shares of the Company's common stock reserved for issuance thereunder from an aggregate of 708,750 shares to an aggregate of 1,058,750 shares; (iii) to approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan" and together with the 1992 Plan, the "Option Plans") to increase the number of shares of the Company's common stock reserved for issuance thereunder from an aggregate of 850,000 shares to an aggregate of 1,200,000 shares; (iv) for the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ending on April 30, 1997 and (v) in their discretion, upon such other business as may properly come before the meeting. Whether or not you plan to attend the meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

  A majority of the outstanding Shares entitled to vote, represented either in person or by proxy, will constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and voting for the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Approval of the selection of Ernst & Young as the Company's independent auditors for the fiscal year ending on April 30, 1997 will require an affirmative vote of the holders of a majority of the Shares present or represented at the Annual Meeting and voting on such proposal, provided a quorum is present. Approval of the amendments to the Option Plans will require an affirmative vote of the holders of a majority of the Shares present or represented at the Annual Meeting and entitled to vote thereon, provided a quorum is present.

  In all cases, abstentions will be treated as Shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum. In the case of electing directors and approving the selection of Ernst & Young, abstentions will be treated as not voting on such matters. Accordingly, abstentions will have no effect on the number of votes necessary to elect directors or to approve the selection of the independent auditors. In the case of approving the amendments to the Option Plans, however, abstentions will count as votes against the amendments to the Option Plans.

  In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those Shares will not be treated as present or represented and entitled to vote for purposes of determining the presence of a quorum and will not be treated as present or represented and voting for purposes of determining the number of votes necessary for the approval of any matter on which they do not have discretionary authority to vote. Accordingly, broker non-votes will have no effect on the number of votes necessary to elect directors or to approve the amendments to the Option Plans or the selection of the independent auditors. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting and such election inspectors will determine whether or not a quorum is present.

  The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and telegraph, all without extra compensation. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies. The fee to be paid to such firm for such services will be borne by the Company and is not expected to exceed $2,500 plus reasonable expenses.

                            1. ELECTION OF DIRECTORS

  The Company currently has six directors. Each director of the Company holds office until his successor is elected and qualified or until his earlier death, resignation, removal or disqualification. Mr. Martin Greenberg, a director of the Company since 1993, will not be standing for re-election.

  The six nominees for whom the enclosed proxy is intended to be voted are set forth below. All nominees are now serving as directors of the Company. Each of these nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors, unless the stockholder has directed otherwise.

   NAME                                 AGE POSITION(S)
   ----                                 --- ----------
   Bernard Goldstein................... 67  Chairman, Chief Executive Officer
                                            and Director
   John M. Gallaway.................... 57  President, Chief Operating Officer
                                            and Director
   Allan B. Solomon.................... 60  Executive Vice President, Secretary,
                                            General Counsel and Director
   Robert S. Goldstein................. 41  Director
   Emanuel Crystal..................... 69  Director
   Alan J. Glazer...................... 55  Director

  Bernard Goldstein has been Chairman of the Board of the Company since June 1992 and Chief Executive Officer of the Company since December 1995. From June 1992 until February 1993, Mr. Goldstein was also President and Chief Executive Officer of the Company. Mr. Goldstein has been active in the development of the riverboat gaming industry in a number of states and was Chairman of the Board of Steamboat Development Corporation and Steamboat Southeast, Inc. (collectively, the "Steamboat Companies"), companies involved in the first legalized riverboat gaming ventures in the United States. In addition to his involvement in the riverboat gaming industry, Mr. Goldstein has been involved in scrap metal recycling since 1951 and barge-line transportation since 1960. Mr. Goldstein is the father of Robert Goldstein.

  John M. Gallaway has been President of the Company since December 1995, Chief Operating Officer since July 1996 and a director since April 1996. From July 1995 to November 1995, Mr. Gallaway was a professor at the University of Houston. Mr. Gallaway was Deputy Managing Director, Gaming, of Sun International, a company engaged in owning and operating casinos and resorts, from September 1992 to August 1994. Prior to that, from 1984 to 1992, Mr. Gallaway was President and General Manager of TropWorld Casino Resort in Atlantic City and, from 1981 to 1984, he was President and General Manager of the Tropicana Casino Hotel in Las Vegas.

  Allan B. Solomon has been Secretary and a director of the Company since June 1992, served as the Chief Financial Officer and Treasurer of the Company from June 1992 to October 6, 1993, and was Chairman of the Executive Committee from January 1993 to April 1995. Mr. Solomon became General Counsel of the Company in May 1994 and became Executive Vice President in April 1995. Mr. Solomon is President of Allan B. Solomon, P.A., which was a partner in the Florida law firm of Broad and Cassel from 1986 to May 1994.

  Robert S. Goldstein has been a director of the Company since February 1993. Mr. Goldstein is the President of Alter Trading Corporation, a company engaged in the business of scrap metal recycling, and has been associated with that company since 1977. Additionally, Mr. Goldstein is a director, officer and stockholder of the Steamboat Companies and has been an officer of several affiliated river transportation companies engaged in stevedoring and equipment leasing since 1980. Mr. Goldstein is the son of Bernard Goldstein.

  Emanuel Crystal has been a director of the Company since October 1993, and is currently the Chief Executive Officer of Jackson Iron & Metal Company in Jackson, Mississippi. He has held that position for over five years and has served in various positions with that company since 1949. Mr. Crystal serves on the Board of Trustees of Tougaloo College in Mississippi.

  Alan J. Glazer is a nominee for director and has been for more than five years the Vice President and Regional Managing Director of Morris Anderson & Associates, Ltd., a management consulting firm. Mr. Glazer also serves as a director of Alter Barge Lines, Inc., a private company owned by Bernard Goldstein and members of his family.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee or any committee performing similar functions. During the fiscal year ended April 30, 1996 ("fiscal 1996"), the Board of Directors met 12 times, the Audit Committee met one time and the Compensation Committee met two times. During fiscal 1996, the Executive Committee did not hold any formal meetings, but instead met informally and by telephone approximately semi-monthly. During fiscal 1996, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

  Messrs. Bernard Goldstein, Allan B. Solomon and Martin Greenberg are members of the Executive Committee. The Executive Committee has the authority to act for the Board in the event Board approval is necessary and time constraints do not accommodate a meeting of the full Board. The Executive Committee also oversees the day-to-day operations of the Company.

  Messrs. Martin Greenberg, Robert S. Goldstein and Emanuel Crystal are members of the Compensation Committee. Mr. Greenberg acts as chairman of the Compensation Committee. The Compensation Committee acts as an advisory committee to the full Board with respect to matters of compensation, including option grants and bonuses, with respect to the officers and other employees of the Company.

  Messrs. Emanuel Crystal, Martin Greenberg and Robert S. Goldstein are members of the Audit Committee. Mr. Crystal acts as chairman of the Audit Committee. The Audit Committee's responsibilities include recommending to the Board the selection of the Company's independent certified public accountants, reviewing the arrangements and the scope of the independent audit and reviewing all financial statements.

                               EXECUTIVE OFFICERS

  Set forth below is a table identifying the executive officers of the Company other than Messrs. Goldstein, Gallaway and Solomon who are identified in the section entitled "Election of Directors."

   NAME                           AGE POSITION(S)
   ----                           --- -----------
   Rexford A. Yeisley............  49 Vice President and Chief Financial Officer
   Robert Boone..................  47 Vice President
   Edward Reese, Jr..............  61 Vice President

  Rexford A. Yeisley has been Chief Financial Officer of the Company since December 1995. Mr. Yeisley was Senior Vice President and Chief Financial Officer of Six Flags Theme Parks, Inc. from 1991 to 1995, and from 1987 to 1991. Mr. Yeisley was Vice President and Chief Financial Officer of that company.

  Robert Boone has been Vice President in charge of human resources and risk management since August 1994. From 1991 to 1994, Mr. Boone was the Director, Human Resources and Administration for Simon MOA Management Company, the managing general partner at Mall of America, the nation's largest retail and entertainment complex. From 1986 to 1991, Mr. Boone served as Director of Human Resources for IDS American Express in Minneapolis, Minnesota.

  Edward Reese, Jr. has been Vice President in charge of Construction and Design since August 1996. From January 1996 to August 1996, Mr. Reese was the Vice President, Construction for H.W.C.C. Development Corporation, a subsidiary of a casino operator. From October 1986 to January 1996, Mr. Reese was the Vice President-Design and Construction for Aztar Corporation, a company engaged in gaming, and the gaming division of its predecessor, Ramada, Inc.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                                  EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission (the "Commission") an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1996, Forms 5 and amendments thereto furnished with respect to fiscal 1996, and certain written representations received by the Company from certain reporting persons in regard to filing requirements, the Company has determined that all such filings were made on a timely basis.

                 OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

  The following table sets forth certain information with respect to the beneficial ownership of the outstanding Common Stock as of July 31, 1996 (unless otherwise indicated) by (i) each director and nominee for director of the Company, (ii) the individuals serving as the Company's chief executive officer during fiscal 1996 and each of the four individuals serving as executive officers of the Company as of April 30, 1996 named in the table under "Compensation of Directors and Executive Officers--Summary Compensation Table,"
(iii) all directors and officers of the Company as of July 31, 1996 as a group and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act, each person that owned beneficially (directly or together with affiliates) more than 5% of the Common Stock. Unless otherwise indicated, all persons listed have sole voting and dispositive power over the shares beneficially owned.

   NAME AND                                           SHARES OF   PERCENTAGE OF
  ADDRESS OF                                         COMMON STOCK  OUTSTANDING
 5% BENEFICIAL                                       BENEFICIALLY    SHARES
    OWNERS                                             OWNED(1)     OWNED(1)
 -------------                                       ------------ -------------
Bernard Goldstein(2)
 2200 Corporate Boulevard, N.W.
 Boca Raton, Florida 33431..........................  2,743,000       12.1%
Crown Casino Corporation(3)
 4040 North MacArthur Boulevard, Suite 100
 Irving, Texas 75038................................  2,683,334       11.5%
Robert S. Goldstein(4)..............................    820,530        3.6%
Allan B. Solomon(5).................................    364,920        1.6%
Martin Greenberg(6).................................     91,677          *
Emanuel Crystal(7)..................................     51,593          *
Alan J. Glazer......................................        --           *
Juris Basens(8).....................................     45,125          *
David L. Paltzik(9).................................     32,829          *
John M. Gallaway(10)................................     15,000          *
James E. Ernst......................................      2,375          *
Kenneth N. Schultz..................................        --           *
All Officers and Directors as a Group (9
 persons)(11).......................................  4,099,595       18.0%

--------
*   Less than 1%.
(1) Calculated pursuant to Rule 13d-3 under the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of July 31, 1996, are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Does not include an aggregate of 3,041,590 shares (including 68,875 shares issuable upon exercise of stock options and warrants that are exercisable within 60 days) that are beneficially owned by members of Bernard Goldstein's family. Bernard Goldstein disclaims beneficial ownership of the shares owned by members of his family. Includes 24,375 shares issuable upon exercise of stock options that are exercisable within 60 days.
(3) Includes 833,334 shares issuable upon exercise of warrants that are exercisable within 60 days, but does not include 684,786 shares of Common Stock issued to Crown Casino Corporation in August 1996 in connection with the Company's rights offering. Crown Casino Corporation granted to the Company an irrevocable proxy to vote all of such shares of Common Stock. See "Certain Relationships and Related Transactions."

(4) Does not include an aggregate of 4,964,060 shares (including 49,375 shares issuable upon exercise of stock options and warrants that are exercisable within 60 days) that are beneficially owned by members of Robert Goldstein's family. Robert Goldstein disclaims beneficial ownership of the shares owned by members of his family. Includes 43,875 shares issuable upon exercise of stock options that are exercisable within 60 days.
(5) Includes 82,500 shares issuable upon exercise of stock options that are exercisable within 60 days.
(6) Includes 56,375 shares issuable upon exercise of stock options that are exercisable within 60 days.
(7) Includes 21,375 shares issuable upon exercise of stock options that are exercisable within 60 days and 1,976 shares owned by Mr. Crystal's wife.
(8) Includes 33,313 shares issuable upon exercise of stock options that are exercisable within 60 days.
(9) Includes 24,563 shares issuable upon exercise of stock options that are exercisable within 60 days.
(10) Includes 15,000 shares issuable upon exercise of stock options that are exercisable within 60 days.
(11) Information provided is for the individuals who were officers and directors of the Company on July 31, 1996 and includes 256,375 shares issuable upon exercise of stock options that are exercisable within 60 days. The amount does not include 2,221,060 shares (including 25,000 shares issuable upon exercise of warrants that are exercisable within 60 days) beneficially owned by relatives of Bernard Goldstein and Robert S. Goldstein, other than them, the beneficial ownership of which is disclaimed by Bernard Goldstein and Robert S. Goldstein. If such shares were included in the category "All Officers and Directors as a Group," the number of shares of Common Stock beneficially owned by such group as of July 31, 1996 would have been 6,320,655, and the percentage of outstanding shares of Common Stock owned by such group as of July 31, 1996 would have been 27.7%. In addition, the amount does not include shares owned by Messrs. Ernst, Schultz, Basens and Paltzik, each of whom had resigned from the Company prior to July 31, 1996.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company by the two individuals serving as the Company's Chief Executive Officer during fiscal 1996 and the four most highly compensated executive officers (other than the chief executive officer) during fiscal 1996 (the "Named Executive Officers") for the years indicated.

                                                                          LONG TERM
                                    ANNUAL COMPENSATION                 COMPENSATION
                        ---------------------------------------------  ---------------
                                                                         SECURITIES
NAME AND PRINCIPAL      YEAR ENDED                     OTHER ANNUAL      UNDERLYING       ALL OTHER
POSITION                APRIL 30,  SALARY(1) BONUS(1) COMPENSATION (2) OPTIONS (#) (3) COMPENSATION (4)
------------------      ---------- --------  -------  ---------------  --------------- ---------------
Bernard Goldstein          1996    $189,231  $50,000          --           15,000          $50,705
 Chairman and              1995     129,271   90,000          --           10,000           50,000
 Chief Executive           1994     122,020   50,000          --           22,500           50,000
 Officer
James E. Ernst (5)         1996     180,404      --           --              --               --
 President and Chief       1995     261,765  180,000          --           20,000           52,310
 Executive Officer         1994     213,618  200,000          --           37,500           52,310
Allan B. Solomon           1996     232,563  140,000          --           15,000           50,000
 Executive Vice            1995     221,962   50,000          --           17,500           50,000
 President                 1994      13,169      --           --           22,500           50,000
 General Counsel and
 Secretary
Juris Basens (5)           1996     158,438   32,500          --           15,000            2,310
 Vice President and        1995     150,509   76,500          --           27,500            2,310
 Chief Operating           1994     125,555   63,000          --           12,000            2,310
 Officer
David L. Paltzik (5)       1996     138,905   27,500      $21,363          15,000            2,053
 Vice President            1995     126,098   67,500          --           15,000            1,490
                           1994     111,234   75,000          --           12,000              910
Kenneth N. Schultz (5)     1996     125,056   25,000       18,489          30,000              --
 Vice President            1995         --       --           --              --               --
                           1994         --       --           --              --               --

--------
(1) Mr. Goldstein receives his salary and bonus in shares of Common Stock. Mr. Goldstein's salary is paid in the number of shares equal to his net monthly salary based on the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, on the 15th day of that month (or the last preceding trading day if the 15th is a Saturday, Sunday or holiday).
(2) Includes $15,548 in relocation costs paid by the Company and a $5,815 auto allowance for Mr. Paltzik and a $13,412 housing allowance and a $5,077 auto allowance for Mr. Schultz.
(3) Messrs. Basens, Paltzik and Schultz forfeited 12,000, 12,000 and 30,000 options, respectively, of the options awarded in fiscal 1996 and a total of 43,125, 33,187 and 30,000 options, respectively, as a result of resigning from their positions with the Company.
(4) Includes the Company's matching contribution to the Company's 401(k) deferred compensation plan during fiscal 1996 for the accounts of Messrs. Goldstein, Basens and Paltzik of $705, $2,310 and $2,053, respectively, and the $50,000 annual retainer paid to all directors for Messrs. Goldstein and Solomon during fiscal 1996.
(5) Effective September 9, 1995, Mr. Ernst resigned as President, Chief Executive Officer and as a director of the Company; effective July 24, 1996, Messrs. Basens and Paltzik resigned as Vice President and Chief Operating Officer and Vice President, respectively; and effective June 24, 1996, Mr. Schultz resigned as Vice President of the Company. See "Executive Officers" for information concerning the Company's current executive officers.

OPTION GRANTS FOR LAST FISCAL YEAR

  The following table sets forth information concerning options granted during fiscal 1996 to the Named Executive Officers.

                                                                               POTENTIAL
                                                                            REALIZABLE VALUE
                                                                               OF ASSUMED
                                                                            ANNUAL RATES OF
                                                                              STOCK PRICE
                                                                              APPRECIATION
                                                                             FOR OPTION TERM
                             INDIVIDUAL GRANTS                                     (1)
                         ---------------------------                        ----------------
                         NUMBER OF
                         SECURITIES    % OF TOTAL
                         UNDERLYING  OPTIONS GRANTED EXERCISE OR
                          OPTIONS    TO EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                     GRANTED (#)   FISCAL YEAR     $/SHARE      DATE    5% ($)  10% ($)
----                     ----------  --------------- ----------- ---------- ------- --------
Bernard Goldstein.......   15,000          3.0%         $6.25      4/10/06  $58,959 $149,413
James E. Ernst..........      --           --             --           --       --       --
Allan B. Solomon........   15,000          3.0           6.25      4/10/06   58,959  149,413
Juris Basens............   15,000          3.0           6.25      4/10/06   58,959  149,413
David L. Paltzik........   15,000          3.0           6.25      4/10/06   58,959  149,413
Kenneth N. Schultz......   30,000          6.1           6.25     11/22/05  117,918  298,827

--------
(1) The potential realizable dollar value of a grant is the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the stock appreciation rate compounded annually over the term of the option (here, 5% and 10%) and
    (ii) the per-share exercise price of the option and (b) the number of securities underlying the grant at fiscal year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information concerning the number and value of shares acquired on the exercise of options and exercisable and unexercisable stock options at the end of fiscal 1996 for the Named Executive Officers.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         SHARES ACQUIRED              OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                           ON EXERCISE    VALUE           YEAR END             FISCAL YEAR END ($)
NAME                           (#)       REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     --------------- -------- ------------------------- -------------------------
Bernard Goldstein.......        --            --        16,750/30,750           $   4,688/18,750
James E. Ernst..........     76,500      $164,906                 --                         --
Allan B. Solomon........        --            --        74,875/92,625            144,141/158,203
Juris Basens............     11,812       162,251       33,313/43,125              65,421/29,906
David L. Paltzik........      9,000       123,625       29,063/37,687              65,130/28,510
Kenneth N. Schultz......        --            --          --  /30,000                --  /46,875

COMPENSATION OF DIRECTORS

  All directors of the Company are compensated by a $50,000 annual retainer, and directors who are not employed by the Company receive additional compensation of $1,000 per day for Board meetings attended and other services performed. All directors are reimbursed for travel and other expenses incurred in connection with attending Board meetings. In addition, upon the initial election or appointment of any person to the Board of Directors, such director receives options to acquire 22,500 shares of Common Stock pursuant to the provisions of the Company's 1993 Stock Option Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In December 1995, the Company entered into separate employment agreements with John M. Gallaway, President and Chief Operating Officer (as of July
1996), Allan B. Solomon, Executive Vice President, General Counsel and Secretary, and Rexford A. Yeisley, Vice President and Chief Financial Officer (collectively, the "Employment Agreements"). Pursuant to the Employment Agreements, Messrs. Gallaway, Solomon and Yeisley receive an initial annual base salary of $300,000, $235,000 and $160,000, respectively, subject to increases as may be determined by the Company's Board of Directors from time to time. In addition, Messrs. Gallaway and Yeisley received options to purchase 50,000 and 30,000 shares of Common Stock, respectively, at the fair market price of shares at the date of issuance. Each of Messrs. Gallaway, Solomon and Yeisley are entitled to participate in any stock option or other benefit plans of the Company. The Employment Agreements are each for an initial term of three years, and are automatically renewable for successive one-year periods thereafter, unless 90 days' written notice is given by either party. If the Company terminates the employment of the respective party to the Employment Agreement without "cause" (as defined in the Employment Agreements), either during the initial term or any renewal term or by written notice of nonrenewal, such person would be entitled, upon releasing the Company and its affiliates from any and all claims, to receive his salary and employee benefits for the greater of (i) one year or (ii) 50% of the salary and employee benefits for the remaining term of employment. In August 1996, the Company entered into an employment agreement with Edward F. Reese, Jr., Vice President in charge of Construction and Design, with terms substantially similar to the Employment Agreements described above. Mr. Reese will receive an initial annual base salary of $150,000, subject to increases as may be determined by the Company's Board of Directors from time to time. In addition, Mr. Reese received options to purchase a total of 25,000 shares of Common Stock, vesting at a rate of 5,000 options per year, except, in the event of a change in management, buyout or takeover, all of such options will become vested.

  In June 1992, the Company entered into an employment agreement with James E. Ernst pursuant to which he was employed as President and Chief Executive Officer of the Company from February 24, 1993, the date upon which the Mississippi gaming authorities issued a finding of suitability with respect to him, until September 9, 1995, the date on which Mr. Ernst resigned as President, Chief Executive Officer and as a director of the Company. Under the agreement, Mr. Ernst received an initial annual base salary of $200,000, subject to annual increases after the first full year of the term of employment as determined by the Company's Board of Directors, plus bonuses determined by the Board of Directors from time to time. In addition, Mr. Ernst was entitled to participate in any stock option or other benefit plans of the Company as determined by the Board. Mr. Ernst's agreement was for an initial term of three years that began on June 2, 1992, and was automatically renewable for successive one-year periods thereafter, unless 90 days' prior written notice was given by either party. The agreement was automatically renewed on June 2, 1995. The agreement provided that if the Company were to terminate Mr. Ernst's employment without cause, either during the initial term or any renewal term of the employment agreement or by written notice of nonrenewal, Mr. Ernst would be entitled, if he released the Company and its affiliates from any and all claims, to continue to receive his salary and employee benefits for a period of 12 months after the date of termination. Following Mr. Ernst's resignation as President, Chief Executive Officer and a director of the Company, the Company entered into a consulting agreement (the "Consulting Agreement") with Mr. Ernst, pursuant to which he was to remain a consultant to the Company through September 30, 1996 under the terms of his employment agreement. Under the Consulting Agreement, Mr. Ernst was to continue to receive the salary and employee benefits he had been receiving under his employment agreement until September 30, 1996, and all of Mr. Ernst's stock options, to the extent not vested, would have vested on September 30, 1996. On December 19, 1995, the Company, Mr. Ernst and Casino Magic Corp. entered into an agreement whereby, inter alia, the Company released Mr. Ernst from the terms of his non-competition agreement to allow Mr. Ernst to accept a position as President and Chief Executive Officer of Casino Magic Corp. As a result, Mr. Ernst forfeited all of his stock options and, effective December 31, 1995, no longer received any benefits under the Consulting Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Martin Greenberg, Robert S. Goldstein and Emanuel Crystal are members of the Company's Compensation Committee. Mr. Greenberg acts as chairman of the Compensation Committee.

  Mr. Greenberg is the Chairman of the Board of Directors of P.P.I., Inc., a wholly-owned subsidiary of the Company which operates Pompano Park, a harness racing track in Pompano Beach, Florida. Mr. Greenberg is compensated for his services as the Chairman of P.P.I., Inc. as follows: (i) the aggregate exercise price of Mr. Greenberg's options to purchase 50,000 shares of Common Stock, issued in 1995, is reduced at the rate of $50,000 per year and (ii) Mr. Greenberg is eligible for a bonus to be paid from a pool equal to 20% of the net income before interest and taxes of Pompano Park and any gain realized in the event Pompano Park is sold, which bonus also shall reduce the aggregate exercise price of the options described in (i). During fiscal 1996, Mr. Greenberg earned $41,667 for such services.

  Mr. Robert S. Goldstein is the son of Bernard Goldstein, the Chairman and Chief Executive Officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee advises the Board of Directors concerning executive compensation, including base salaries, bonuses and the bases for their award, stock option plans and health, life insurance and other benefits. Compensation Committee recommendations concerning executive compensation are reviewed and approved by the Board. Board members who are also executive officers of the Company do not participate in the deliberations of the Board concerning their respective compensation and benefits and do not vote on such matters.

  The Company's objective concerning executive compensation is to design an executive compensation program that attracts and retains qualified executives and aligns executives' interests with those of the Company and its stockholders in achieving the Company's operating goals and business objectives and increasing stockholder value. The principal components of the Company's executive compensation program are base salary, bonus and stock options. In light of the Company's objective concerning executive compensation, a substantial portion of the executive compensation above the base salary is generally provided through bonuses tied to certain indicators of Company performance and through the grant of stock options.

  The Compensation Committee's determinations of overall executive compensation for the fiscal year ended April 30, 1996, which includes salary, bonus, certain benefits and stock option awards, were generally subjective based upon consideration of, among other factors, the performance of the Company during the fiscal year, the individual executive officer's contribution to the achievement of operating goals and business objectives and levels of compensation in comparable companies at similar stages of development, with particular emphasis on those operating in the gaming industry.

  During the fiscal year ended April 30, 1996, Mr. Ernst served as Chief Executive Officer ("CEO") until he resigned on September 9, 1995. During this period, Mr. Ernst was compensated as indicated in the Summary Compensation Table, in accordance with the terms of an employment agreement with the Company effective as of June 2, 1992. Pursuant to this employment agreement, Mr. Ernst was entitled to annual salary increases above his initial base salary of $200,000 as determined by the Board of Directors. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

  Mr. Goldstein succeeded Mr. Ernst on September 9, 1995 as CEO of the Company. Mr. Goldstein serves as CEO at the will of the Board and has not entered into an employment agreement with the Company. The Board of Directors, with Mr. Goldstein abstaining from the deliberations, determined to compensate Mr. Goldstein for his services as CEO with an annual salary of $300,000. This salary level was set based on a general review of compensation levels of other chief executive officers in comparable companies. Mr. Goldstein's pro rata portion of salary is paid at the end of each month in shares of Common Stock, based on the closing price of Common Stock on the 15th day of that month (or the last preceding trading day if the 15th is a Saturday, Sunday or holiday). In formulating Mr. Goldstein's bonus and stock option awards, the Board principally considered the difficulty and additional effort required of him in replacing Mr. Ernst and Mr. Goldstein's valuable experience from being involved in the formation of the Company and all stages of the Company's development. In that regard, Mr. Goldstein received a bonus of $50,000 in fiscal 1996, paid in shares of Common Stock, and options to purchase 15,000 shares of Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Compensation Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. In that regard, no executive officer received compensation in excess of $1 million during fiscal 1996. The Compensation Committee, however, reserves the right to use its judgment, where merited by the Compensation Committee's need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

                                          By The Compensation Committee:
                                          Martin Greenberg
                                          Robert S. Goldstein
                                          Emanuel Crystal

                            STOCK PERFORMANCE GRAPH

  The following graph compares the total return on the Common Stock with the cumulative total return on the Nasdaq Market Index (a broad market index) and the Media General Industry Group 241--Hotels, Motels and Resorts Index (an industry index) for the period from August 19, 1992, the date upon which the Common Stock was registered pursuant to Section 12 of the Exchange Act, through April 30, 1996. The comparison reflects the investment of $100 on August 19, 1992, and the reinvestment of dividends (if paid), in each of the Company's Common Stock (for which no dividends have been paid), the NASDAQ Market Index and the Media General Industry Group 241--Hotels, Motels and Resorts Index. The stock price performance of the Company reflected in this comparison is not necessarily indicative of the future stock price performance of the Company's Common Stock.



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CASINO AMERICA, INC., NASDAQ INDEX AND MEDIA
          GENERAL INDUSTRY GROUP 241 HOTELS, MOTELS AND RESORTS INDEX

                                                    MEDIA GENERAL INDUSTRY GROUP 241
Measurement Period       CASINO AMERICA   NASDAQ       HOTELS, MOTELS, AND RESORTS
(Fiscal Year Covered)     TICKER: CSNO    INDEX                  INDEX
-------------------      --------------   -------   ---------------------------
Measurement Pt-
08/12/92                     $100         $100                   $100
FYE 04/30/93                 $373.30      $119.36                $146.53
FYE 04/30/94                 $558.14      $133.97                $169.48
FYE 04/30/95                 $457.00      $146.29                $197.12
FYE 04/30/96                 $234.12      $204.20                $278.09

                             CERTAIN TRANSACTIONS

  In June 1995, Louisiana Riverboat Gaming Partnership ("LRGP"), of which the Company owned a 50% interest at such time (and of which the Company now owns a 100% interest), acquired a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") from Crown Casino Corporation ("Crown Casino"), a beneficial owner of more than 5% of the Company's Common Stock, for $21 million. The consideration for such purchase consisted of $1 million in cash and a $20 million promissory note bearing interest at 11 1/2%. In addition, the Company issued a warrant to Crown Casino to purchase 416,667 shares of Common Stock at $12 per share by converting up to $5 million in principal of such note. In May 1996, the Company acquired the remaining 50% interest in SCGC from Crown Casino in exchange for 1,850,000 shares of Common Stock and a five-year warrant to purchase an additional 416,667 shares of Common Stock at $12 per share by converting up to $5 million in principal of one of the two $10 million promissory notes that replaced the original $20 million note held by Crown Casino from the June 1995 acquisition. In connection with the May 1996 transaction, Crown Casino granted the Company an irrevocable proxy to vote all shares issued, or to be issued, to Crown Casino pursuant to both of the June 1995 and May 1996 transactions.

  In December 1995, the Company established a $2 million line of credit at an interest rate of 11 1/2% with Alter Barge Line, Inc., a company affiliated with Alter Trading Corporation of which Mr. Robert S. Goldstein is the president. During fiscal 1996, the maximum amount outstanding at any one time was $1 million. All borrowings were repaid and the line of credit was terminated in March 1996 in connection with the Goldstein Family Equity Purchase (as defined).

  On March 11, 1996, the Company sold an aggregate of 1,020,940 shares of its Common Stock, at a price of $5.875 per share, to Bernard Goldstein, the Chairman and Chief Executive Officer of the Company, and three members of his family (the "Goldstein Family Equity Purchase"). Proceeds from the sale totaled approximately $6.0 million. A portion of the proceeds was used to retire approximately $1.6 million in loans payable to Mr. Goldstein and a related party, which amount includes accrued interest. In connection with the Company's rights offering, Mr. Solomon, the Executive Vice President, General Counsel and Secretary of the Company, acquired 57,240 shares of Common Stock at a price of $5.875 per share in July 1996.

  In connection with the Company's acquisition of Grand Palais Riverboat, Inc. ("GPRI") on May 3, 1996, Bernard Goldstein, the Chairman and Chief Executive Officer, and three of his sons (including Robert Goldstein, a director of the Company) pledged certain of their assets for the issuance of a letter of credit to secure the repayment of a portion of the principal of certain notes issued by the Company to effect the acquisition of GPRI. Pursuant thereto, the Company issued to each of the two sons (excluding Robert Goldstein) a five-year warrant to purchase 12,500 shares at an exercise price of $5.875 per share.

  Mr. Glazer, a nominee for director, is a Vice President and Regional Managing Director of Morris Anderson & Associates, Ltd. ("Morris Anderson"), a management consulting firm retained by the Company for various consulting services. During fiscal 1996 and to date through fiscal 1997, the amount paid or accrued by the Company to Morris Anderson for consulting services and reimbursement of expenses was approximately $191,000.

            2. APPROVAL OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

  On May 18, 1992, the Casino America 1992 Stock Option Plan (the "1992 Plan") was adopted by the Company's Board of Directors (hereinafter referred to as the "Board") and approved by the Company's shareholders on June 2, 1992. The 1992 Plan was adopted to promote the success of the Company and its subsidiaries by facilitating the employment and retention of competent personnel and by furnishing incentives to directors, officers, employees, consultants and advisors upon whose efforts the success of the Company and its subsidiaries will depend to a large degree.

  Initially, 300,000 shares of Common Stock were reserved for issuance under the 1992 Plan, subject to adjustment for corporate transactions and changes that affect the Company, its share price or share status. In the event that any outstanding option under the Plan for any reason expires or is terminated prior to the exercise thereof, the shares of Common Stock allocable to the unexercised portion of such option shall continue to be reserved for options under the 1992 Plan. On February 10, 1993, the Board amended the 1992 Plan to increase the number of shares authorized for issuance to 315,000, which amendment was approved by the Company's stockholders. Pursuant to the provisions of the 1992 Plan, the number of shares available for issuance under the 1992 Plan were adjusted to account for a three-for-two stock dividend distributed in June 1993 and again in April 1994. On March 5, 1996, the Board amended the 1992 Plan to reserve an additional 350,000 shares of Common Stock for issuance under the 1992 Plan, subject to stockholder approval, making a total of 1,058,750 shares available for issuance under the 1992 Plan. Such shares shall consist of authorized and unissued shares of Common Stock. Pursuant to the provisions of the 1992 Plan, the Board of Directors is submitting the amendment to the 1992 Plan to the stockholders for approval of the increase in shares of Common Stock available for issuance. The following summary of the 1992 Plan is qualified in its entirety by reference to the complete text of the 1992 Plan, which is set forth in Exhibit A to this Proxy Statement.

 General Description

  Participants in the Plan shall consist of such directors, officers, consultants or advisors of the Company or any subsidiary as selected from time to time by the Board or by a committee appointed by the Board to administer the Plan (referred to hereinafter as the "Committee"); provided, however, that consultants or advisors may not receive awards of stock options under the 1992 Plan unless the consultant or advisor renders bona fide services to the Company or subsidiaries and such services are not in connection with the offer or sale of securities in a capital-raising transaction. The number of shares of Common Stock subject to any stock option granted under the 1992 Plan is subject to the discretion of the Board or the Committee.

  The Board or the Committee has the general authority to administer the 1992 Plan. The Board may amend the 1992 Plan in any respect; provided, however, that, except in limited circumstances, no amendment may be made which would impair the terms and condition of any stock option which is outstanding on the date of the amendment to the material detriment of the option holder without the option holder's consent. In addition, no amendment which materially increases the number of shares subject to the 1992 Plan, changes the class of eligible employees, decreases the price at which options may be granted, materially increases the benefits to participants in the 1992 Plan or would cause incentive stock options to fail to meet the applicable requirements of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") may be made without the approval of the stockholders of the Company.

  At June 30, 1996, the Company had approximately 5,950 employees and, at July 31, 1996, approximately 38 employees were participants in the 1992 Plan. As of July 31, 1996, 349,000 shares of Common Stock were subject to outstanding awards under the 1992 Plan and 71,187 shares of Common Stock were available for issuance. The closing price per share of Common Stock on September 16, 1996 was $6.50, as reported on the Nasdaq National Market.

 Awards Under the 1992 Plan

  Options to purchase shares of Common Stock of the Company, including incentive stock options within the meaning of section 422 of the Code, may be awarded under the 1992 Plan; provided, however, that incentive stock options may only be granted to employees of the Company and its subsidiaries. The Board or the Committee will determine the number of shares subject to each stock option and the manner and time of exercise. No option, however, shall be exercisable more than 10 years after the date of grant (5 years in the case of an incentive stock option granted to a ten percent owner) and the Board or the Committee may accelerate the exercise date of any option that is immediately exercisable as of the date of grant. Unless otherwise specified by the Board or the Committee, the per share option price shall not be less than 100% of the fair market value of a share of Common Stock at the date of grant; provided, however, that in no event may the option price for an incentive stock option be less than 100 percent of the fair market value at the date of grant (110 percent in the case of a ten percent owner). Upon exercise, the option price (and any applicable withholding taxes) may be paid in cash, in shares of Common Stock having a fair market value equal to the option price, or in a combination thereof. The agreement or instrument evidencing the grant of a stock option may contain such other terms, provisions and conditions not inconsistent with the 1992 Plan as the Board or the Committee may determine.

 Federal Income Tax Consequences of Awards

  An optionee generally will not recognize taxable income upon the grant of a stock option, and neither gain nor loss will be recognized as a deduction by the Company. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the underlying shares on the date of the exercise, and the Company generally will be entitled to a deduction for the amount recognized as ordinary income by the optionee. Generally, an optionee will not be deemed to have received taxable income upon the exercise of an incentive stock option. Any gain realized upon a disposition of shares received pursuant to the exercise of an incentive stock option will be taxed as a long-term capital gain or loss, assuming the optionee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to satisfaction of the holding periods described above, the optionee will generally recognize ordinary income, and the Company will be allowed to deduct an amount, equal to lesser of (i) the excess of the market value of the shares at the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares over the option price. If an optionee pays the exercise price of any option by delivery of shares of Common Stock, the exchange of shares generally will be treated as a non-taxable transaction (provided, in the case of an incentive stock option, that the shares delivered in payment are not shares acquired upon exercise of an incentive stock option which has not satisfied the holding period requirements discussed above).

CASINO AMERICA 1992 STOCK OPTION PLAN FISCAL 1996 AND 1997 AWARDS

  No decision has yet been made regarding total awards under the 1992 Plan for fiscal 1997 or subsequent years. The following table sets forth the number of options to purchase shares of the Company's Common Stock made under the 1992 Plan during fiscal 1997 (to date) and fiscal 1996 to the individuals and groups presented.

                                               OPTION AWARDS
                          --------------------------------------------------------
                            SHARES UNDERLYING    EXERCISE OR BASE PRICE EXPIRATION
NAME                      OPTIONS GRANTED (#)(1)      PER SHARE(2)        DATES
----                      ---------------------- ---------------------- ----------
Bernard Goldstein.......          15,000                 $6.25           4/10/2006
                                  10,000                  7.50           5/10/2006
Allan B. Solomon........          15,000                  6.25           4/10/2006
                                  10,000                  7.50           5/10/2006
Juris Basens............          15,000                  6.25           4/10/2006
David L. Paltzik........          15,000                  6.25           4/10/2006
Kenneth N. Schultz......          30,000                  6.25          11/22/2005
Executive Officers as a          245,000                  6.22          11/22/2005
 Group..................                                                    to
                                                                         5/10/2006
Directors as a Group             155,000                  6.55          12/22/2005
 (Excluding Executive                                                       to
 Officers)..............                                                 5/10/2006
All Employees as a Group
 (Excluding Executive             83,275                  6.25          11/22/2005
 Officers)..............                                                    to
                                                                         4/10/2006

--------
(1) Option awards granted to the individuals in the table become vested as follows: one-fifth at the date of grant and one-fifth on each anniversary of the date of grant. Messrs. Basens, Paltzik and Schultz forfeited 12,000, 12,000 and 30,000 of such options, respectively, as a result of resigning from their positions with the Company. No awards were made to Mr. Ernst, who resigned from the Company effective September 9, 1995.
(2) The exercise price reflected for Executive Officers as a Group, Directors as a Group (Excluding Executive Officers) and All Employees as a Group (Excluding Executive Officers) is a weighted average of the exercise prices of the options awarded to members of each designated group.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

           3. APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN

  Effective as of January 14, 1993, the Casino America 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board and approved by the Company's stockholders on November 17, 1993. The 1993 Plan was adopted to further the growth of the Company and its subsidiaries by offering an incentive to officers, directors and other key employees of the Company to continue in the employ of the Company, and to increase the interest of these individuals in the Company through additional ownership of its Common Stock.

  Initially, 200,000 shares were reserved for issuance under the 1993 Plan, subject to adjustment for corporate transactions and changes that affect the Company, its share price or share status. If an award expires unexercised or is cancelled without being exercised in full, the number of shares of Common Stock previously reserved for such award will be available for future awards under the 1993 Plan. Pursuant to the provisions of the 1993 Plan, the number of shares available for issuance under the 1992 Plan were adjusted to account for a three-for-two stock dividend distributed in June 1993 and again in April 1994. On August 22, 1994, the Board amended the 1993 Plan to increase the number of shares reserved for issuance to 850,000 shares and such amendment was approved by the Company's stockholders. On March 5, the Board amended the 1993 Plan to reserve an additional 350,000 shares for issuance under the 1993 Plan, subject to stockholder approval, making a total of 1,200,000 shares available for issuance under the 1993 Plan. Such shares may consist in whole or in part of authorized and unissued shares or shares that have been issued and reacquired by the Company. Pursuant to the provisions of the 1993 Plan, the Board is submitting the amendment to the 1993 Plan to the stockholders for approval of the increase in shares of Common Stock available for issuance. The following summary of the 1993 Plan is qualified in its entirety by reference to the complete text of the 1993 Plan, which is set forth in Exhibit B to this Proxy Statement.

 General Description

  Participants in the 1993 Plan shall consist of any employee, officer or director of the Company. Except for mandatory grants to certain directors and reload options, participants in the 1993 Plan are selected from time to time by the Board or by a committee of at least two members appointed by the Board to administer the 1993 Plan (referred to hereinafter as the "1993 Plan Committee"). The number of shares of Common Stock subject to any stock option granted under the 1993 Plan is subject to the discretion of the Board or the 1993 Plan Committee.

  The Board or the 1993 Plan Committee has the general authority to administer the 1993 Plan. The Board may amend the 1993 Plan in any respect; provided, however, that, no amendment which materially increases the number of shares subject to the 1993 Plan, changes the class of eligible participants, extends the period during which options may be exercised, changes the provisions relating to the minimum option price or changes the provisions relating to termination of options granted under the 1993 Plan may be made without the approval of the stockholders of the Company. In addition, termination of the 1993 Plan may not adversely affect the rights of any holder of an outstanding option under the 1993 Plan as of the date of termination.

  At June 30, 1996, the Company had approximately 5,950 employees and, at July 31, 1996, approximately 64 employees were participants in the 1993 Plan. As of July 31, 1996, 490,062 shares of Common Stock were subject to outstanding awards under the 1993 Plan and 93,500 shares remained available for issuance. The closing price per share of Common Stock on September 16, 1996 was $6.50, as reported on the Nasdaq National Market.

 Awards Under the 1993 Plan

  In General. Options to purchase shares of Common Stock of the Company, including incentive stock options, may be awarded under the 1993 Plan; provided, however, that incentive stock options may only be granted to employees of the Company and its subsidiaries. Except for mandatory grants of stock options to directors who are members of the 1993 Plan Committee and reload options, each as described below, the Board or the 1993 Plan Committee will determine the number of shares subject to each stock option and the manner and time of exercise. No option, however, shall be exercisable more than 10 years after the date of grant (5 years in the case of an incentive stock option granted to a ten percent owner) and all outstanding options will become fully vested upon a Change in Control of the Company (as defined in the 1993 Plan). Additional rules are set forth in the 1993 Plan for exercises of stock options in the event of the retirement, disability or death of employees who are option holders.

  Unless otherwise specified by the Board or the 1993 Plan Committee, the per share option price shall not be less than 100% of the fair market value of a share of Common Stock at the date of grant; provided, however, that in no event may the option price for an incentive stock option be less than 100 percent of the fair market value at the date of grant (110 percent in the case of a ten percent owner). Upon exercise, the option price (and any applicable withholding taxes) may be paid in cash, in shares of Common Stock having a fair market value equal to the option price, or in a combination thereof. The agreement or instrument evidencing the grant of a stock option may contain such other terms, provisions and conditions not inconsistent with the 1993 Plan as the Board or the 1993 Plan Committee may determine.

  Mandatory Grant of Director Options. From and after August 15, 1994, upon the initial election or appointment of any person to the Board, such director shall be granted as compensation for serving as a director, options to acquire 22,500 shares of Common Stock. One-half of the options granted to directors shall vest immediately and one-half of such options shall vest one year from the date of grant, and shall be granted for a term of five years.

  Reload Options. Whenever a participant holding any option outstanding pursuant to the 1993 Plan exercises the option and makes payment of the exercise price in whole or in part, by tendering Common Stock previously held by the participant, then the participant shall automatically be granted a "Reload Option" with respect to the number of shares of Common Stock that is equal to the number of shares tendered by the participant on payment of the option price of the option being exercised. The option price of the Reload Option shall be an amount equal to the fair market value per share of Common Stock, determined as of the date of receipt by the Company of the notice by the participant to exercise the option. The exercise period of the Reload Option shall expire, and the Reload Option shall no longer be exercisable, on the later to occur of (i) the expiration date of the originally surrendered option or (ii) one year from the date of grant of the Reload Option. Any Reload Option granted shall vest immediately upon grant. All other terms of the Reload Options granted under the 1993 Plan shall be identical to the terms and conditions of the original option, the exercise of which gives rise to the grant of the Reload Option.

  Federal Income Tax Consequences of Awards. An optionee generally will not recognize taxable income upon the grant of a stock option, and neither gain nor loss will be recognized as a deduction by the Company. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the underlying shares on the date of the exercise, and the Company generally will be entitled to a deduction for the amount recognized as ordinary income by the optionee. Generally, an optionee will not be deemed to have received taxable income upon the exercise of an incentive stock option. Any gain realized upon a disposition of shares received pursuant to the exercise of an incentive stock option will be taxed as a long-term capital gain or loss, assuming the optionee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to satisfaction of the holding periods described above, the optionee will generally recognize ordinary income, and the Company will be allowed to deduct an amount, equal to lesser of (i) the excess of the market value of the shares at the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares over the option price. If an optionee pays the exercise price of any option by delivery of shares of Common Stock, the exchange of shares generally will be treated as a non-taxable transaction (provided, in the case of an incentive stock option, that the shares delivered in payment are not shares acquired upon exercise of an incentive stock option which has not satisfied the holding period requirements discussed above).

CASINO AMERICA 1993 STOCK OPTION PLAN FISCAL 1996 AWARDS

  No decision has yet been made regarding total awards under the 1993 Plan for fiscal 1997 or subsequent years. No named Executive Officer, executive officer or director received any awards under the 1993 Plan during fiscal 1996. During fiscal 1996, options to acquire 71,000 shares were awarded to all employees as a group (excluding executive officers), all at an exercise price of $6.25 per share and an expiration date of November 22, 2005, and 171,000 shares were awarded to all eligible participants in the 1993 Plan at a weighted average exercise price of $6.03 per share and expiration dates ranging from March 4, 2001 to November 22, 2005.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

                      4. APPROVAL OF SELECTION OF AUDITORS

  Unless marked to the contrary, proxies will be voted for the selection of Ernst & Young as the Company's independent auditors for the fiscal year ending on April 30, 1997. Ernst & Young was engaged as the Company's independent auditors effective June 1993 and has audited the Company's consolidated financial statements for the years ended April 30, 1993, April 30, 1994, April 30, 1995 and April 30, 1996.

  Representatives of Ernst & Young are expected to appear at the Annual Meeting, will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time.

  The firm of McGladrey & Pullen had previously served as the Company's auditors from June 8, 1992 until June 1993, at which time pursuant to a recommendation of the Board, they were dismissed. McGladrey & Pullen's report on the financial statements of the Company for each of the years ended December 31, 1991 and 1990, and for the four-month period ended April 30, 1992, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Through the date of dismissal, there were no disagreements with McGladrey & Pullen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Furthermore, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Commission, through the date of dismissal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company not later than June 19, 1997, at its principal executive offices, Attention: Bernard Goldstein, Chairman and Chief Executive Officer, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that annual meeting.

                             ADDITIONAL INFORMATION

  A copy of the Company's Annual Report to Stockholders for fiscal 1996 is being provided to stockholders with this Proxy Statement.

                                          BY ORDER OF THE BOARD OF
                                           DIRECTORS,

                                          Bernard Goldstein, Chairman and
                                           Chief Executive Officer

October 17, 1996
Biloxi, Mississippi

                              CASINO AMERICA, INC.

                                     PROXY

 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD NOVEMBER
                                    14, 1996

  The undersigned hereby appoints Bernard Goldstein, John M. Gallaway and Allan
B. Solomon, and each of them, the proxy or proxies of the undersigned with full power of substitution to vote all shares of the common stock of Casino America, Inc., a Delaware corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on November 14, 1996, or adjournments thereof, with all powers the undersigned would possess if personally present, on the following as specified and, in their discretion, on such other matters as may properly come before the meeting

Proposal 1: Elect Directors.
              Bernard Goldstein John M. Gallaway
                              Allan B. Solomon Robert S. Goldstein
                                                Alan J. Glazer Emanuel Crystal
         [_] FOR All Nominees listed above (except as marked to the contrary below)
                                          [_] WITHHOLD AUTHORITY to vote for
                                           All Nominees listed above
--------------------------------------------------------------------------------
 (To withhold your vote for any nominee or nominees, print the name(s) above.)

Proposal 2: Approve Amendment to the Company's 1992 Stock Option Plan.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

Proposal 3: Approve Amendment to the Company's 1993 Stock Option Plan.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

                         (Please sign on reverse side.)

Proposal 4: Ratify Selection of Ernst & Young as Independent Auditors.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

  When properly executed, this proxy will be voted as directed. If no direction is given, this proxy will be voted FOR Proposals 1, 2, 3 and 4 and in the discretion of the proxies nominated hereby on any other business as may properly come before the meeting.

  Please sign exactly as name appears
below.
                                            Dated: _____________________ , 1996
                                            -----------------------------------
                                                         Signature
                                            -----------------------------------
                                                Signature, if held jointly

                                            Please sign exactly as your name
                                            appears on this Proxy. If shares
                                            are registered in more than one
                                            name, the signatures of all such
                                            holders are required. A
                                            corporation should sign in its
                                            full corporate name by a duly
                                            authorized officer, stating such
                                            officer's title and official
                                            capacity, giving the full title as
                                            such. A partnership should sign in
                                            the partnership name by an
                                            authorized person, stating such
                                            person's title and relationship to
                                            the partnership.

 PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.